Exhibit 99.1

IMPORTANT ANNOUNCEMENT

September 17, 2018

Dear Fellow Shareholder,

We are pleased to notify you that Computershare (CS) is now the stock transfer agent and registrar for Business First Bancshares, Inc., effective September 17, 2018. Computershare will provide you the flexibility to access information and process transactions using their toll-free shareholder services center, automated telephone support system and Internet capabilities.

We have had a relationship with American Stock Transfer (AST), the bank’s Transfer Agent for our stock, who handled all stock and dividend activities for our shareholders, since 2015. After a regular review of our third party relationships, we have decided to partner on these activities with Computershare. Computershare offers a robust set of products and services and we believe that you will benefit from the affiliation as we continue to grow.

Contacting Computershare

Effective immediately, please direct your inquiries and transaction requests to Computershare using the options listed below:

Telephone inquiries:	1-866-595-6048 (U.S.)

E-mail inquiries:	web.queries@computershare.com
Written requests:	Computershare P.O. BOX 505000 Louisville, KY 40233-5000 By overnight delivery: Computershare 462 South 4th Street Louisville, KY, 40202

Investor Center

You can also manage your account online via Investor Center, Computershare Web-based tool for shareholders. Once you complete the quick and easy registration process, you can view your account details, update your account information and process various transactions.

To start the process, please visit www.computershare.com/investor. For security purposes, stockholders that are corporations or certain Trusts will be limited to view-only access on Investor Center.

Tax Certification

Enclosed you will find a W-9 or W-8BEN Tax form; please complete and return to Computershare in the envelope provided to ensure your shareholder information is up to date.

Physical (Paper) Certificates

For Shareholders still holding Physical (Paper) Certificates, Business First Bancshares, Inc., is moving forward with an electronic form, also known as book entry, shares with ownership interest reflected on the books of the transfer agent (CS). Business First Bancshares, Inc. is requesting certificate holders to surrender physical (paper) certificates by completing the enclosed Certificate to Book Entry Deposit Form and mailing the form and “original physical paper” certificate(s) to the “Computershare Shareholder Services: Restricted Processing Team” (mailing address is shown below and is on the form). {NOTE: Do not endorse certificates.} Once a Shareholder’s physical (paper) certificate has been received and converted to book entry, a Statement of Holdings will be mailed to the Shareholder. With the Bank now publicly listed on the NASDAQ, this conversion is important to Shareholders that want to transfer their shares of stock to their existing brokerage accounts or to a newly established brokerage account.

Computershare

Attn: Computershare Shareholder Services: Restricted Processing Team

P.O. Box 50500

Louisville, KY 40233-5000

Direct Deposit of Dividend Distribution

For Shareholders still receiving a Physical Check for Dividend payments, an additional step Business First Bancshares is taking towards moving to electronic format is the Direct Deposit of Dividend Distribution. Business First Bancshares, Inc. is requesting that all Shareholders now receiving a Physical Check convert to Direct Deposit by completing and mailing the enclosed form to the address shown below (address is on the form also).

Computershare

P.O. Box 43078

Providence, RI 02940-3078

Thank you for your confidence, support and investment. We continue to seek out opportunities to upgrade our processes, procedures and products in hopes of providing you and all our clients with increasingly better quality service.

Sincerely,

Jude Melville

President and Chief Executive Officer

Business First Bancshares, Inc.